Exhibit 4.6

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of October 21, 2014 by and between RestorGenex Corporation (formerly Stratus Media Group), a Nevada corporation (the “Company”), and Isaac Blech (“Purchaser”).

RECITALS

A.                                    Purchaser holds a promissory note in the original principal amount of $200,000 dated on or about March 5, 2013, from the Company (the “Note”).

B.                                    The Company wishes to extinguish this debt.

C.                                    On the terms and subject to the conditions of this Agreement, Purchaser desires to convert the Note for (i) shares of the Common Stock of the Company at a price of $2.00 per share, and (ii) 75,000 warrants with a strike price of $4.80.

NOW, THEREFORE, with reference to the foregoing facts, the Company and the Purchaser agree as follows:

AGREEMENT

1.                                      Conversion of Note.  The Company hereby issues to Purchaser 100,000 shares (the “Shares”) of Common Stock of the Company and 75,000 warrants (the “Warrants”) to purchase the Company’s stock with a strike price of $4.80 and a four (4) year term, and the Purchaser hereby converts the Note into the Shares and Warrants.  The number of Shares has been determined based upon dividing the outstanding balance of the Note (principal of $200,000) by $2.00 and rounding to the nearest whole Share.  Purchaser has concurrently herewith delivered the original Note to the Company and waives any accrued interest.  The Company agrees to instruct its transfer agent to issue the Shares to Purchaser promptly after the date hereof and to issue a Warrant Agreement

2.                                      Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants to, and agrees with, the Company as follows:

2.1                               Purchaser understands that: (a) the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; (b) the issuance and sale of the Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of the Purchaser contained in this Agreement.

2.2                               Purchaser has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the offering of the Shares and the business, financial condition, results of operations and prospects of the Company and all such questions have been answered to the full satisfaction of the Purchaser.

2.3                               Purchaser has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable Purchaser to utilize the information made available to Purchaser in connection with the offering of the Shares to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

2.4                               Purchaser is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of the acquisition of the Shares, and the Purchaser has relied on the advice of, or has consulted with, only his own advisors.

2.5                               Purchaser is acquiring the Shares solely for the Purchaser’s own account for investment and not with a view to resale or distribution thereof, in whole or in part.

2.6                               Purchaser must bear the substantial economic risks of the investment in the Shares indefinitely, because none of the Shares may be sold, assigned, transferred, hypothecated or otherwise encumbered or disposed of unless subsequently registered under the Securities Act and applicable state securities laws or any exemption from such registration is available.  Legends shall be placed on the Shares to the effect that they have not been registered under the Securities Act or applicable state securities laws.  In addition, appropriate notations thereof will be made in the Company’s books, and stop transfer instructions will be placed with the transfer agent of the Shares.

2.7                               Purchaser has adequate means of providing for such Purchaser’s current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Shares for an indefinite period of time.

2.8                               PURCHASER UNDERSTANDS THAT AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.

2.9                               Purchaser is an “accredited investor” under Regulation D under the Securities Act.

3.                                      Confidentiality and Insider Trading.  Purchaser acknowledges and agrees that any information or data Purchaser has acquired from or about the Company, not otherwise properly in the public domain, was received in confidence. Purchaser agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company, including any trade or business secrets of the Company and any scientific, technical, trade or business materials that are treated by the Company as confidential or proprietary.

4.                                      Miscellaneous

4.1                               This Agreement constitutes the entire agreement between Purchaser and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

4.2                               Purchaser’s representations and warranties made in this Agreement shall survive the execution and delivery hereof and delivery of the Shares.

4.3                               This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

4.4                               Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

4.5                               This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois relating to contracts entered into and to be performed wholly within such State.

4.6                               Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

RestorGenex Corporation

By:	/s/ Phil Donenberg
	Name:	Phil Donenberg
	Its:	Chief Financial Officer

PURCHASER:

/s/ Isaac Blech
Isaac Blech